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                                                                   Exhibit 99.1


                                                          FOR IMMEDIATE RELEASE

                  AMERICAN INDUSTRIAL PROPERTIES REIT ANNOUNCES
                   RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

IRVING, TEXAS, November 20, 1998 - American Industrial Properties REIT (AIP) [NYSE: IND] today announced the results of its Special Meeting of Shareholders, held this morning in Dallas.

AIP's shareholders overwhelmingly approved the issuance of shares of AIP to Developers Diversified Realty Corporation [NYSE: DDR] (DDR) pursuant to the previously announced Share Purchase Agreement. According to the Agreement, DDR will purchase up to 5,226,583 newly issued common shares of AIP, increasing the percentage of total outstanding shares of AIP held by DDR to approximately 40 percent. The Agreement further provides that, subject to certain conditions, DDR will purchase additional common and Series A Convertible Preferred shares of AIP to fund property acquisitions approved by AIP's Trust Managers.

Charles W. Wolcott, AIP's president and chief executive officer stated, "We are pleased that AIP's shareholders have overwhelmingly approved this strategic investment in AIP by DDR. DDR's capital assistance will allow us to continue our plan of consolidating the light industrial office/flex sector. Recent illiquidity in the market has shifted the advantage to those companies with access to capital. As a result, we expect to source new investments at very attractive initial returns. In addition, we believe that AIP will benefit substantially from our association with DDR, which remains one of the most highly respected companies in the REIT industry."

American Industrial Properties REIT, based in Irving, Texas, is a self-administered equity real estate investment trust that, since its inception in 1985, has acquired, managed and improved industrial and other commercial properties, including office showroom, service center and flex properties, low-rise offices and small bay distribution buildings. Additional information on AIP is available at the Company's Internet web site at www.aipreit.com.

Statements made in this release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended. Actual results may differ materially from those projected in forward looking statements, which are based on current expectations that involve risks and uncertainties, including among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property and other risks outlined in AIP's Securities and Exchange Commission filings.

                                      # # #

Investor Contact:                                      Media Contact:
Charles W. Wolcott                                     Michelle Eddins
President & Chief Executive Officer                    C. Pharr & Co.
American Industrial Properties REIT                    (972) 931-7248
(972) 756-6000